                                                                 EXHIBIT (p)(10)

                         DENVER INVESTMENT ADVISORS LLC

                                  ETHICS RULES

                                    INCLUDING

                   CODE OF ETHICS, INSIDER TRADING POLICY, AND
                GIFT/ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY

Amended Effective February 15, 2007

                                TABLE OF CONTENTS

I.    INTRODUCTION AND STATEMENT OF POLICY                                                                     1

      A.   STATEMENT OF GENERAL PRINCIPLES                                                                     1

      B.   THE ETHICS RULES                                                                                    1

II.   SUMMARY OF ETHICS RULES                                                                                  3

      A.   CODE OF ETHICS                                                                                      3
           1      Securities to Which the Code Applies                                                         3
           2      Persons to Whom the Code Applies and Applicable Rules                                        4
           2.1    Access Persons                                                                               4
                  2.2   General                                                                                4
                  2.3   Preclearance and Reporting                                                             4
                  2.4   Restrictions                                                                           4

      B.   INSIDER TRADING POLICY                                                                              4
           1      General                                                                                      5
           2      What to do if in Possession of Material Nonpublic Information                                5

      C.   GIFTS/ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY                                                   5

III.  GENERAL INFORMATION                                                                                      6

      A.   ENFORCEMENT                                                                                         6

      B.   CAUTION REGARDING PERSONAL TRADING ACTIVITIES                                                       6

      C.   COMMUNICATIONS WITH OUTSIDE DIRECTORS AND TRUSTEES OF INVESTMENT COMPANIES ADVISED BY
           DENVER INVESTMENT ADVISORS                                                                          6

      D.   INTERNAL USE                                                                                        6

      E    ADMINISTRATION                                                                                      7

IV:   APPENDICES DETAILING THE ETHICS RULES(Index)                                                             8

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                 SECTION I: INTRODUCTION AND STATEMENT OF POLICY

A.       STATEMENT OF GENERAL PRINCIPLES

Denver Investment Advisors LLC ("Denver Investment Advisors") and its members, officers, and employees (as defined herein, "Access Persons") are cognizant of and committed to the performance of their fiduciary duties under general corporate law and as more specifically articulated in the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"), including, without limitation, proscriptions against overreaching, self-dealing, insider trading, and conflicts of interests. Moreover, with respect to certain legal matters and ethical questions arising in the course of their deliberations and actions, Denver Investment Advisors and its Access Persons regularly seek the advice of counsel.

These Ethics Rules are directed to the particular objectives of compliance with the provisions of Revised Rule 17j-1 under the 1940 Act and Rule 204A under the Advisers Act, and to the prevention of engagement in any personal securities transactions by Access Persons which might conflict with or adversely affect the interests and welfare of the Clients of Denver Investment Advisors.

The general principles and procedures which guide the activities of all Access Persons are augmented by these Ethics Rules, which are based upon the fundamental recognition that Access Persons have a fiduciary relationship with Denver Investment Advisors' clients, which requires the maintenance by all such individuals of the highest standards of integrity and conduct.

Professional and legal responsibilities to Denver Investment Advisors' Clients dictate that not only conflicts of interests, but the appearance of conflicts of interests, be avoided. Although compliance by Access Persons with the provisions of these Ethics Rules is mandatory, codes of ethics cannot define all conflict and potential conflict situations. Therefore, in addition to assuring that one's conduct comports with these Rules, Access Persons must avoid engaging in any conduct that may create a conflict of interest or the potential for a conflict of interest. Access Persons must adhere not only to the letter but also to the spirit of the Ethics Rules and the principles articulated herein.

B. THE ETHICS RULES

Denver Investment Advisors operates under this Code of Ethics, Insider Trading Policy, and Gift and Outside Employment Policy, as amended from time to time (collectively the "Ethics Rules") which apply to all members, officers and employees of Denver Investment Advisors and, in certain instances, to their family members. PERSONS SUBJECT TO THE ETHICS RULES ARE ENCOURAGED TO INVEST IN INVESTMENT COMPANIES ADVISED BY DENVER INVESTMENT ADVISORS. These persons are also permitted to personally invest in individual securities in accordance with the Ethics Rules. Outside Directors of Denver Investment Advisors advised investment companies who are not members, officers or employees of Denver Investment Advisors are not subject to the Ethics Rules.

The Ethics Rules are intended to ensure that these persons (i) at all times place first the interests of Denver Investment Advisors' clients (collectively and as applicable "Clients"), (ii) recognize, respect, and act in the best interests of the Clients, (iii) conduct all personal trading consistently with the Ethics Rules and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the person's position of trust and responsibility, (iv) not take inappropriate advantage of their positions with Denver Investment Advisors, (v) not use any material nonpublic information in securities trading, and (vi) avoid any situations which might compromise their exercise of fully independent judgment in the interests of or on behalf of Clients. The Ethics Rules also require Access Persons comply with the applicable Federal Securities Laws including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisor Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002 and any other rules adopted there under by the Securities and Exchange Commission or the Department of the Treasury. In July 2004 the Investment Counsel Association of America issued the BEST PRACTICES FOR INVESTMENT ADVISORS CODE OF ETHICS. The Denver Investment Advisors' code incorporates the general principles and virtually all of the suggestions of the ICAA report. The Ethics Rules also establish policies regarding other matters, such as outside employment and the disbursement or receipt of gifts and entertainment.

Each member, officer and employee will be provided online access to the Ethics Rules Each member, officer and employee of Denver Investment Advisors is required to read the Ethics Rules and to sign the Acknowledgment Form upon commencement of employment or other services, and on an annual basis thereafter. The Acknowledgment (i) confirms that the person signing it has accessed, read and asked any questions if necessary to understand the Ethics Rules, (ii) evidences the person's agreement to conduct himself in accordance therewith, and
(iii) confirms that the person has complied with the Ethics Rules during such time as the person has been with Denver Investment Advisors. Various persons will be required to submit reports or obtain clearances as discussed more fully below and in the applicable Appendices.

The Ethics Rules are administered by the Compliance Committee and certain matters relating to the Ethics Rules are referred specifically to the Chief Compliance Officer and other individuals with compliance responsibility. Such compliance personnel and committee members are identified in Appendix 1 Part A. The supervisory procedures relating to the Ethics Rules and the duties and operations of the Compliance Committee are discussed in Appendix 5 Parts A and B, respectively.

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                       SECTION II: SUMMARY OF ETHICS RULES

The Ethics Rules, including especially the Code of Ethics and the Insider Trading Policy discussed below, apply to transactions in Covered Securities for your personal accounts and any other accounts in which you have any BENEFICIAL OWNERSHIP. Generally speaking, you may be deemed the beneficial owner of any account in which you have a direct or indirect financial interest. Such accounts include, without limitation, accounts held in the name of your spouse, your minor children or a relative sharing your home. See Appendix 1 Part B for a more complete discussion of beneficial ownership.

A. CODE OF ETHICS

The Code of Ethics (the "Code") imposes certain investment restrictions and prohibitions, and requires certain reports as set forth below:

1     SECURITIES TO WHICH THE CODE APPLIES

The Code applies to Covered Securities, which are subject to various trading prohibitions and reporting obligations. "Covered Securities" generally include all securities and their derivatives, whether publicly or privately traded. However, Covered Securities do not include

      - shares of registered open-end investment companies not advised or sub-advised by Denver Investment Advisors LLC ("Affiliated Funds"),

      -     direct obligations of the U.S. government,

      - high quality short-term debt instruments, including but not limited to bankers acceptances, bank certificates of deposit, commercial paper, and repurchase agreements, and

      -     Exempt Investments as defined in Appendix 2, Section A.2.1.4.

Some Covered Securities, such as transactions in shares of Affiliated Funds, direct obligations of foreign governments, derivatives on indices, and various securities acquired through pre-approved automatic investment plans, dividends, pro rata rights, or other corporate actions, must be reported but are exempt from some of the trading prohibitions.

Affiliated Funds currently include the Westcore Funds and Dunham Small-Cap Value Fund. However, each quarterly report request will identify any Affiliated Funds at that time.

See Appendix 2 Part A for additional information.

2     PERSONS TO WHOM THE CODE APPLIES AND APPLICABLE RULES

      2.1 ACCESS PERSONS. For purposes of these Ethics Rules, "Access Persons" include all members, officers and employees of Denver Investment Advisors. The Code applies to all Access Persons.

      2.2   GENERAL. Any person subject to the Code is prohibited from:

            2.2.1 Engaging in short sales of Covered Securities known by such person to be owned by Clients;

            2.2.2 Purchasing initial public offerings and hot issues;

            2.2.3 Short-term trading;

            2.2.4 Benefitting personally from actions taken for Clients;

            2.2.5 Profiting from the market effect of Client transactions;

            2.2.6 Disclosing Client portfolio transactions without prior approval;

            2.2.7 Engaging in fraudulent conduct; or

            2.2.8 Investing in derivatives to evade application of the Code.

            See Appendix 2 Part B for additional information.

      2.3 PRECLEARANCE AND REPORTING. Access Persons must preclear all transactions in Covered Securities, must provide periodic reports regarding their holdings and personal transactions in Covered Securities, and are subject to various additional investment restrictions.

      2.4 RESTRICTIONS. The following is a list of some restrictions applicable to Access Persons:

            2.4.1 Blackout Period

            2.4.2 Restrictions on Service as a Director

            2.4.3 Disclosure of Interests 2.4.4 Broker-Dealer Investments

            2.4.5 Hedge Funds, Investment Clubs, and Other Groups

            2.4.6 Investments in Investment Companies advised by Denver
                  Investment Advisors

            See Appendix 2 Part C for additional information.

B.    INSIDER TRADING POLICY

The Insider Trading Policy prohibits persons from communicating or acting on material nonpublic information and requires persons to report such information to a Compliance Committee Member.

1     GENERAL

      The Insider Trading Policy (the "Policy") applies to every member, officer and employee of Denver Investment Advisors and prohibits such persons, as well as their spouses and others, from trading on material nonpublic information, either personally or on behalf of others (including Clients), and from communicating material nonpublic information to others in violation of the law. Material nonpublic information is commonly known as "Inside Information," and trading on such information is commonly referred to as "Insider Trading." The Policy is drafted broadly, and will be applied and interpreted in a similar manner. See Appendix 3 Part B for additional information on Insider Trading and the proper treatment of Inside Information.

2     WHAT TO DO IF IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION

      If you think you may have Inside Information, you should immediately report such information to one of the Compliance Committee Members and refrain from discussing it with any other person. See Appendix 3 Part B for additional information on these and related procedures.

C.    GIFTS, ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY

The Ethics Rules prohibit persons from giving or receiving certain business-related gifts and entertainment. The Ethics Rules also prohibit any member, officer or employee from engaging in outside employment unless he or she has given written notice to a Compliance Committee Member and, in the case of securities-related employment, has received the prior written approval of the Chief Compliance Officer. See Appendix 4 for additional information.

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                        SECTION III: GENERAL INFORMATION

A.    ENFORCEMENT

Upon discovering a violation of the Ethics Rules, all Access Persons must promptly report violations to the Chief Compliance Officer. Denver Investment Advisors may impose such sanctions as it deems appropriate, including termination of employment. For more information about sanctions which may be imposed, see Appendix 5 Part C.

B.    CAUTION REGARDING PERSONAL TRADING ACTIVITIES

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because the potential action necessary to close out a position may, for some personnel, become prohibited while the position remains open. For example, the fulfillment of the obligations owed by Access Persons to Denver Investment Advisors may heighten the risks associated with various investments, such as short sales and transactions in derivatives.

Furthermore, if Denver Investment Advisors becomes aware of material nonpublic information, or if a Client is active in a given security, some personnel may find themselves "frozen" in a position. Denver Investment Advisors will not bear any losses in personal accounts resulting from the implementation of these Ethics Rules.

C. COMMUNICATIONS WITH OUTSIDE DIRECTORS AND TRUSTEES OF INVESTMENT COMPANIES ADVISED OR SUB-ADVISED BY DENVER INVESTMENT ADVISORS

As a regular business practice, Denver Investment Advisors attempts to keep the Trustees and Directors of its investment company clients informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, personnel are encouraged to respond to inquiries from Trustees and Directors, particularly as they relate to general strategy considerations or economic or market conditions affecting the funds. However, it is Denver Investment Advisors' policy not to communicate specific trading information and advice on specific securities to the Trustees, Directors or any other persons outside of Denver Investment Advisors; i.e., no information should be given on securities for which current activity is being considered for Clients. Any pattern of repeated requests by a Trustee, Director or any other persons outside of Denver Investment Advisors should be reported to a Compliance Committee Member.

D.    INTERNAL USE

The Ethics Rules are intended solely for internal use. For more information regarding limitations on disclosing to others the Ethics Rules and actions taken pursuant to the Rules, see Appendix 5 Part C.

E.    ADMINISTRATION

The Ethics Rules recordkeeping shall be maintained online in a company intranet application located at http://intranet.denveria.com/Depts/Compliance/ETS/ logon.asp, referred to as the Employee Trading System or "ETS". All employees will be assigned user names and passwords during a new hire orientation Ethics Rules meeting.

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                SECTION IV: APPENDICES DETAILING THE ETHICS RULES
                                     (INDEX)

The following appendices set forth in detail the Ethics Rules summarized above. Such appendices are incorporated herein by reference.

APPENDICES
1      DEFINITIONS
       A.      Personnel                                                            1-1
       B.      Beneficial Ownership                                                 1-1

2      CODE OF ETHICS
       A.      Overview and Covered Securities (including exemptions)               2-1
       B.      Periodic Acknowledgments and General Prohibitions                    2-3
       C.      Investment and Trade Limitations                                     2-5

3      INSIDER TRADING POLICY
       A.      Background Information                                               3-1
       B.      Procedures to Implement Policy                                       3-3

4      GIFTS, ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY
       A.      Gifts                                                                4-1
       B.      Entertainment                                                        4-1
       C.      Outside Employment                                                   4-1

5      OTHER
       A.      Supervisory and Compliance Review Procedures                         5-1
       B.      Role of the Compliance Committee in Compliance                       5-4
       C.      General Information About the Ethics Rule                            5-6

                                Appendix 1 page 1

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                             APPENDIX 1 DEFINITIONS

A.    PERSONNEL

References in the Ethics Rules to the following persons are defined in the Denver Investment Advisors's current organizational chart:

      Chief Compliance Officer

                          - Compliance Committee Member

      Designated Trading Representatives - Corporate Bonds - Director of Fixed Income Designated Trading Representatives - Municipal Bonds - Municipal Fund Portfolio Manager

B.    BENEFICIAL OWNERSHIP

The provisions of the Ethics Rules apply to transactions in securities for any account "beneficially owned" by a person subject to the Rules. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Thus, for example, you should be aware that the term "beneficial ownership" encompasses securities held in the name of your spouse, your minor children, or a relative sharing your home (collectively "Related Parties"), or held under any other arrangement in which you share a pecuniary interest (that is, the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a Covered Security). The Chief Compliance Officer may, on a case-by-case basis, exempt certain accounts and transactions from any provision of the Ethics Rules (except initial public offering and restricted securities preclearance or any of the reporting requirements), if, in his view, application of the Ethics Rules is not necessary or appropriate.

The provisions of these Ethics Rules shall not apply to purchases or sales effected in any account over which there is no direct or indirect influence or control. Access Persons relying upon this provision will be required to submit an ETS Non-influence and Non-control Over Beneficially Owned Accounts certification.

"Managed Accounts," defined as accounts for members, officers or employees, or their family members, that are managed by Denver Investment Advisors or other investment advisers in a discretionary capacity, except for reporting requirements, are not covered by these Ethics Rules so long as such person has no direct or indirect influence or control over the account. The employment relationship between the account holder and the individual managing the account, in the absence of other facts indicating control, will not be deemed to give such account holder influence or control over the account.

                                Appendix 1 page 2

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                            APPENDIX 2 CODE OF ETHICS

A.    OVERVIEW AND COVERED SECURITIES (INCLUDING EXEMPTIONS)

Following is an overview of the Code and a discussion of securities covered by, and exempted from the Code.

1     OVERVIEW

      In general, it is unlawful for persons affiliated with investment advisers and investment companies to engage in personal transactions in securities which are held or are to be acquired by the investment adviser or the registered investment company, if such personal transactions are made in contravention of rules which the Securities and Exchange Commission (the "SEC") has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company and each investment adviser for such investment company to adopt its own written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. This Code and information reported hereunder will enable Denver Investment Advisors to fulfill its obligations under such rules.

2     COVERED SECURITIES (INCLUDING EXEMPTIONS)

      2.1 CODE APPLICABILITY AND DEFINITION OF COVERED SECURITIES. The trading prohibitions and reporting obligations of the Code apply to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, gift, inheritance, or otherwise, including Covered Securities acquired in any Denver Investment Advisors compensation benefit or retirement plan. Employees do not need to separately report on Denver Investment Advisors benefit and retirement plan. Compliance staff will review files maintained by the personnel department to ensure compliance. "Covered Securities" generally include all securities, whether publicly or privately traded, including limited offerings, and any option, or forward contract, or other obligation, including a security whose value is derived or based on any of the above (a "derivative").

            However, the following shall not be deemed to be Covered Securities and shall be exempt from the trading prohibitions, preclearance requirements, and reporting obligations of this Code:

            2.1.1 Shares of registered open-end investment companies, except for certain reporting requirements in 2.2.6 below;

                                Appendix 2 page 1

                  2.1.1.1 See Appendix 2, Section C. 12 for specific
                        restrictions on investments in open-end investment companies advised or sub-advised by Denver Investment Advisors.

            2.1.2 Direct obligations of the U.S. government;

            2.1.3 High quality short-term debt instruments, including, but not limited to, bank certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper; and

            2.1.4 "Exempt Investments" include all obligations that are not securities as defined in the Investment Company Act of 1940, as amended, including, but not limited to; commodities, derivatives not traded on a national securities exchange on commodities or currencies, and life insurance or annuity contracts.

      2.2 COVERED SECURITIES AND/OR TRANSACTIONS EXEMPT FROM TRADING PROHIBITIONS (BUT REPORTABLE)

            The following Covered Securities and/or transactions are exempt from some of the trading prohibitions and preclearance requirements, but are nevertheless subject to the reporting obligations, of this Code:

            2.2.1 the purchase or receipt of direct obligations of a foreign government for which a liquid market exists;

            2.2.2 the purchase or receipt of index securities or any derivative on any index of securities (not otherwise exempted as an Exempt Investment above);

            2.2.3 the acquisition of securities through a pre-approved automatic investment plan, stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities; and

            2.2.4 the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue.

            2.2.5 the acquisition of Exchange Traded Funds.

            2.2.6 the purchase or sale of mutual funds advised or sub-advised by the Company shall be reported by: direct investment reports provided by fund Transfer Agents, reports provided by the Company's retirement plan trustee, or by Access Persons arranging for duplicate statements to be provided to the Company if held in a brokerage account. Transactions through automatic purchase plans or dividend reinvestment are exempted.

                               Appendix 2 page 2

B.    PERIODIC ACKNOWLEDGMENTS AND GENERAL PROHIBITIONS

All Access Persons must submit online Acknowledgments and comply with the General Prohibitions as discussed below and must also comply with the applicable provisions of Part C below.

1     ACKNOWLEDGMENT FORMS

      Each ACCESS PERSON must, within 10 calendar days of commencement of services and at least annually thereafter, submit an Acknowledgment stating that he or she has reviewed and complied with the Ethics Rules including the Code of Ethics, Insider Trading Policy, and Gifts/Entertainment and Outside Employment Policy and has disclosed or reported all applicable securities transactions. Each Access Person must also complete a Business Position Report within 10 calendar days of commencement of services. Each Access Person must provide copies of account statements or a detailed listing of all security holdings which includes: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and the date the access person submits the report. Access persons must each submit a holdings report no later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

2     GENERAL PROHIBITIONS

      Any Access Person subject to this Code is prohibited from:

      2.1 Engaging in short sales of Covered Securities that such person knows are held by or being considered for sale by, any Client.

      2.2 Purchasing, in an initial public offering, Covered Securities for which no public market in the same or similar securities of that issuer has previously existed. No securities may be purchased in an offering that constitutes a "new issue" as defined in the rules of the NASD. Such securities may be purchased, however, where the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer and the Access Person has obtained preclearance for the transaction in accordance with section C.1 of this code. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the employee except in connection with a shareholder vote.

                                Appendix 2 page 3

      2.3 Inducing or causing a Client to take action, or to fail to take action, to benefit an account in which the person has a beneficial interest, rather than to benefit such Client. For example, an employee would violate this Code by causing a Client to purchase a security owned by the employee for the purpose of supporting or increasing the price of that security or causing a Client to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security.

      2.4 Using knowledge of portfolio transactions made or contemplated for Clients to profit by the market effect of such transactions, including knowledge of possible IPO investments by Affiliated Funds.

      2.5 Disclosing current portfolio transactions made or contemplated for Clients as well as client holdings or securities recommendations and any other nonpublic information to anyone outside of Denver Investment Advisors without the prior written approval of the Chief Compliance Officer.

      2.6 Engaging in fraudulent conduct in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, including without limitation:

            - Employing any device, scheme or artifice to defraud any Client;

            - Making to any Client any untrue statement of material fact or omitting to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            - Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Client; or

            - Engaging in any manipulative practice with respect to any Client.

            For purposes of this Section 2.6, a security held or to be acquired by a Client means any Covered Security as defined herein which, within the most recent 15-day period, is or has been held by a Client or is being or has been considered by Denver Investment Advisors for purchase by a Client.

            The provisions of these Ethics Rules have been instituted, in part, in an effort to ensure that Access Persons do not, inadvertently or otherwise, violate these proscriptions.

      2.7 Investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities which the Code would prohibit if the positions were taken directly.

                                Appendix 2 page 4

Persons who violate any prohibition in this Section 2 shall disgorge any profits realized on such trades to the appropriate Client(s), or alternatively, to a charitable organization, as the Chief Compliance Officer, in his sole discretion, shall determine.

C.    INVESTMENT AND TRADE LIMITATIONS

The following sets forth various investment and trade limitations. If reimbursement is required under more than one of the following, the Chief Compliance Officer shall, in his sole discretion, determine under which provision reimbursement shall be required.

1     PROCEDURES AND LIMITATIONS REGARDING TRADE EXECUTION

      ACCESS PERSONS must preclear and execute trades as noted below. Access persons who fail to preclear a trade or who execute a trade by means of a prohibited brokerage arrangement must disgorge any profits realized on such trades to the appropriate Client(s), or alternatively, to a charitable organization, as the Chief Compliance Officer, in his sole discretion, shall determine.(1)

      1.1 PRECLEARANCE OF TRANSACTIONS. ACCESS PERSONS must obtain preclearance prior to engaging in any personal transaction in Covered Securities. The procedures for preclearing transactions are set forth below.

            Clearances to trade will be in effect only for the day of their authorization through the ETS preclearance system, or by a Compliance Committee Member. Open orders, including stop loss orders, will not be allowed. Precleared transactions not executed on the day of their authorization must be precleared again before execution. The preclearance requirement applies to transactions in which the Access Person has a beneficial interest as defined in Appendix 1 Part B.

            Any Access Person who has obtained approval to purchase a restricted security and who has purchased and continues to maintain the security in reliance upon such approval must disclose the investment to appropriate personnel in any instance in

-----------

(1) Restrictions on personal transactions apply to transactions involving Covered Securities as well as any derivatives thereof. When determining the amount of disgorgement required with respect to derivatives, consideration will be given to price differences in both the derivative and the underlying securities, with the smaller difference being used for purposes of computing disgorgement. For example, in determining whether a reimbursement is required when the applicable personal trade is in a derivative and the Client transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the Client transaction, or (b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the Client for the underlying security. Neither preclearance nor disgorgement shall be required if such person's transaction is to close, sell or exercise a derivative within five days of its expiration.

                                Appendix 2 page 5
            which the Access Person is involved in consideration by a client of an investment in the issuer of the restricted security. In any such instance, the decision of a Client to purchase an investment in the issuer of the restricted security must be reviewed independently by one or more investment personnel of Denver Investment Advisors, selected by the Chief Compliance Officer, who has no personal interest in the issuer, who must execute written approval of the investment in the issuer prior to the investment's being made.

            For purposes of the above paragraph, a restricted security is defined as a security which is not readily marketable and a security which cannot be resold or distributed to the public or to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as Amended (the "1933 Act"), without an effective registration statement under the 1933 Act. A security which is not readily marketable is one which, for whatever reason, cannot be disposed of within seven days in the ordinary course of business at approximately the amount at which the security is reasonably valued.

      1.2 PRECLEARANCE. General preclearance may be obtained from the ETS preclearance system.

            - The ETS preclearance system will provide clearance if the security is not being purchased or sold for a Client. A security is being purchased or sold when, within the most recent seven calendar day period, a transaction in such security has been effected for a Client, or when a transaction in such security is pending or in progress for a Client. Any profits realized on transactions which occur during the proscribed period shall be disgorged, with the profit to be allocated in whole or in part to the appropriate Client(s), if any, or alternatively to a charitable organization, as the Chief Compliance Officer in his sole discretion shall determine; provided, however, that such disgorgement of short-term trading profits shall not apply to securities transactions of Access Persons under circumstances, determined in the sole discretion of the Chief Compliance Officer, in which disgorgement of profits would be inequitable.

            - For preclearance purposes, Client transactions of 500 shares or less in securities of an issuer having a market capitalization of $10 billion or greater will be excluded from the definition of a security being purchased or sold.

      1.3 SPECIAL PRECLEARANCE. Special Preclearance may be obtained from a Compliance Committee Member for an investment by an Access Person that would otherwise be prohibited by the Code. To obtain special preclearance, an Access Person must submit an ETS special preclearance request to a Compliance Committee Member who may provide specific preclearance if it is determined that the particular circumstances of the person's proposed trade make it unlikely that the trade would disadvantage any Client.

                                Appendix 2 page 6

      1.4 EVALUATION OF CLIENT INTERESTS. The Ethics Rules require Access Persons to at all times place the interests of Clients first and to conduct all personal trading consistently with the Ethics Rules and in such a manner as to avoid any actual or potential conflict of interest. Accordingly, any Access Person contemplating a personal investment that has not been made or considered for Client accounts for which the Access Person has investment responsibility is reminded to evaluate the appropriateness or inappropriateness of the investment for those accounts.

2     SEVEN DAY AFTER RULE

      If a transaction in a security has been effected for a Client or when a transaction in the security is pending or in progress, preclearance may be given on the eighth calendar day after the transaction is executed or withdrawn. The existence of pending transactions will be checked as a part of the preclearance process discussed above.

3     SHORT-TERM TRADING RULE

      Every Access Person who obtains a profit from a purchase and sale, or a sale and purchase, of the same or equivalent securities, including Exchange Traded Funds, within sixty (60) calendar days shall disgorge such profit, with the profit to be allocated in whole or in part to the appropriate Client(s), if any, or alternatively to a charitable organization, as the Chief Compliance Officer in his sole discretion shall determine; provided, however, that such disgorgement of short-term trading profits shall not apply to securities transactions of Access Persons under circumstances, determined in the sole discretion of the Chief Compliance Officer, in which disgorgement of profits would be inequitable.

      The Chief Compliance Officer may provide for preclearance of a short-term trading transaction in instances in which no abuse would be involved and the equities of the situation support an exemption from the prohibition.

      The Chief Compliance Officer will periodically review Affiliated Funds transactions for short-term trading activity and reserves the right to require an Access Person to disgorge profit, with the profit to be paid to the appropriate Affiliated Fund.

4     DE MINIMUS RULE

      Employees will be allowed to make de minimus trades which would otherwise be subject to the preclearance requirements if the following guidelines are adhered to:

      - A de minimus trade may be made for any security in which the issuer has a market capitalization of equal to or greater than $10 billion.

      - The total dollar amount of a de minimus trade may not exceed $15,000.

      - A large cap deminimus trade may be made for any security in which the issuer has a market capitalization of $35 billion or greater. There is no limit to the amount or number of these trades by an employee.

                                Appendix 2 page 7

      De minimus trades will not be subject to either the seven day preclearance or the seven day post-trade blackout period provisions of the Code of Ethics. Employees must submit an ETS de minimus preclearance request.

      De minimus trades will still be subject to the sixty day short-term trading rule and initial public offerings, limited private offerings and restricted security pre-clearance.

      Furthermore, employees should also note that the de minimus rule does not exempt employees from violations of the insider trading rules. Employee trades will be monitored to ensure that a pattern of trading with client accounts is not present.

      De minimus rules do not apply to any limited offerings, i.e. private placements of a public company; any initial public offerings or restricted securities.

5     SERVICE AS A DIRECTOR

      No ACCESS PERSON may serve on the board of directors of a publicly traded company without prior authorization of the Chief Compliance Officer. No such service shall be approved without a finding by the Chief Compliance Officer that the board service would not be inconsistent with the interests of Clients. If board service is authorized, the Access Person serving as a director normally should be isolated through "Chinese Walls" or other procedures from persons making investment decisions with respect to the company involved.

6     CREDITORS COMMITTEES

      No Access Person may serve on a creditor committee of a publicly traded company without prior authorization of the Chief Compliance Officer in cases where it is part of the person's employment duties. If creditor committee service is authorized, the Access Person serving should adhere to the Insider Trading Policies with respect to information obtained in such a role.

7     DISCLOSURE OF INTERESTS

      No ACCESS PERSON shall, for or on behalf of a Client, recommend or invest in entities with which the Access Person or a Related Party (as defined in Appendix 1 Part B) has a material business interest, without first disclosing such interest to a Compliance Committee Member or subjecting the recommendation or investment to an independent review and approval by the Management Committee with no such interest. A material business interest may be direct or indirect and may include, without limitation, beneficial ownership of publicly or privately traded securities (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or similar interests or relationships held by such person or a Related Party, which might affect such person's judgment.

                                Appendix 2 page 8

8     NOT USED

9     HEDGE FUNDS AND OTHER GROUPS

      No ACCESS PERSON may participate in hedge funds or similar investment groups except as a passive investor.

10    INVESTMENT CLUBS

      ACCESS PERSONS may participate in investment clubs provided the club's transactions are reported as if they were made directly on behalf of the Access Person, and all trades by the investment club are effected in conformance with the prohibitions, restrictions and procedures in this Code of Ethics.

11    PROHIBITED BROKERAGE ARRANGEMENTS

      No ACCESS PERSON may place his or her personal securities transactions through a Denver Investment Advisors trading desk employee or through an individual broker that does business with Denver Investment Advisors without written permission from the Chief Compliance Officer. The Chief Compliance Officer may, from time to time, grant exceptions from this prohibition when particular circumstances make it unlikely that such trading activity would disadvantage Clients. Employees should submit an ETS special preclearance form with details of the arrangement for Compliance Committee member approval.

12 INVESTMENTS IN AFFILIATE FUNDS ADVISED OR SUB-ADVISED BY DENVER INVESTMENT ADVISORS

      12.1 Investment Companies may have greater volatility, therefore, investments in such funds will be monitored for the following:

            Denver Investment Advisors employee trades will be monitored for possible trading in anticipation of IPO's acquired by the funds and short-term trading within 90 days with proprietary information.

            Employees that benefit from short-term trading of Affiliated Funds may be required to disgorge inappropriately gained profits or may have their trades cancelled and monies returned to them.

      12.2 A portfolio manager who wishes to make redemptions from a fund that he/she manages which are greater than $250,000 or 1% of the fund's net asset value, whichever is less, in any 90 day period must seek and receive the approval of the Chief Compliance Officer prior to making such redemptions and document such on an ETS special preclearance.

13    REQUIRED REPORTS

                                Appendix 2 page 9

      13.1 DUPLICATE ACCOUNT INFORMATION AND NOTIFICATION. ACCESS PERSONS must arrange for their brokers, investment advisers, trustees or custodians to provide, on a timely basis, to the Compliance Committee, duplicate account statements and confirmation of all transactions in Covered Securities for all accounts in which they have a beneficial interest (see Appendix 1 Part B regarding beneficial ownership). Access Persons must also notify the Compliance Committee of each such account, indicating the name of the brokerage firm, the name under which the account is carried and the date the account was established. An Account Information Form should be completed for this purpose. Duplicate account information will be organized and filed by the Compliance Committee and exceptions will be reviewed by the Compliance Committee to determine that no trades violate the Code of Ethics and that there is no pattern of trading that suggests a potential violation.

      13.2 QUARTERLY ACKNOWLEDGMENTS AND VERIFICATIONS. Access persons must, no later than 30 days after the end of a calendar quarter, verify all open accounts and all security transactions for the quarter unless such information has already been provided to the Company by supplying brokerage confirms for all transactions in Covered Securities and Affiliated Funds. Access persons must verify even if they have no accounts or transactions during the quarter.

      13.3 INITIAL AND ANNUAL HOLDINGS REPORTS. Each ACCESS PERSON must, within 10 calendar days of commencement of services and at least annually thereafter, submit a Holdings Report which includes all Covered and Reportable Securities: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and the date the Access Person submits the report. The holdings information must be current as of a date no more than 45 days prior to the reporting date. An Access Person satisfies the annual holdings report for brokerage accounts by arranging for duplicate statements to be sent to the Company.

            It is each Access Person's responsibility to provide the Company with duplicate confirmations and statements if the Company has not received them directly from the brokerage firm. The Compliance Committee may request Access Persons to provide confirmations and/or statements regardless of whether their broker has been instructed to provide such reports. This is to allow the Compliance Committee for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis. Such reports will be requested if the confirmations do not provide adequate information.

      13.4 CORPORATE AUTOMATIC INVESTMENT PLANS. To exempt pre-set Corporate Automatic Investment purchases from the pre-clearance requirements, Access Persons must submit the "Corporate Automatic Investment Plans" form prior to the establishment of such a plan or upon a change to the pre-set amount or frequency.

                               Appendix 2 page 10

      13.5 REVIEW OF REPORTS. The Compliance Committee shall, on a timely basis, review all reports submitted pursuant to this Section 13 to determine whether trading patterns and other activities of Access Persons may suggest either violations of the Ethics Rules or a failure to comply not only with the letter, but also with the spirit, of the Ethics Rules and their general principles.

                               Appendix 2 page 11

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                        APPENDIX 3 INSIDER TRADING POLICY

A.    BACKGROUND INFORMATION

The term "insider trading" is not defined in the federal securities statutes, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not settled, it is appropriate to assume that the law prohibits:

- trading by an insider, while in possession of material nonpublic information, or

- trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider (directly or through one or more intermediaries) in violation of an insider's duty to keep it confidential or was misappropriated or otherwise improperly obtained by the non-insider, or

- communicating material nonpublic information to others in breach of a duty not to disclose such information.

Trading based on material nonpublic information about an issuer does not violate this policy unless the trader (i) is an "insider" with respect to an issuer;
(ii) receives the information from someone that the trader knows received the information from an insider, either directly or indirectly, or (iii) misappropriates the nonpublic information or obtains or misuses it in breach of a duty of trust and confidence. Accordingly, trading based on material nonpublic information about an issuer can be, but is not necessarily, a violation of this Policy.

Application of the law of insider trading to particular transactions can be difficult, particularly if it involves a determination about trading based on material nonpublic information. An individual legitimately may be uncertain about the application of this Policy in particular circumstances. If you have any questions regarding the application of the Policy, you should contact a Compliance Committee Member. You should also notify a Compliance Committee Member immediately if you have any reason to believe that a violation of the Policy has occurred or is about to occur.

The following discussion is intended to help you understand the principal concepts involved in insider trading.

                                Appendix 3 page 1

1     WHO IS AN INSIDER?

      The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Denver Investment Advisors may become a temporary insider of a company it advises or for which it performs other services. To be considered an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and/or the relationship must at least imply such a duty.

2     WHEN IS INFORMATION NONPUBLIC?

      Information remains nonpublic until it has been made public. Information becomes public when it has been effectively communicated to the market place, such as by a public filing with the SEC or other governmental agency, inclusion in the Dow Jones "tape" or publication in the Wall Street Journal or another publication of general circulation. Moreover, sufficient time must have passed so that the information has been disseminated widely.

3     WHAT IS MATERIAL INFORMATION?

      Trading on inside information is not a basis for liability unless the information is material. "Material information" generally means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

      Material information may also relate to the market for a company's securities.

      Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's "Heard on the Street" column.

                                Appendix 3 page 2

4     PENALTIES FOR INSIDER TRADING

      Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers or other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

      -     civil injunctions

      -     treble damages

      -     disgorgement of profits

      -     jail sentences for up to 10 years

      - fines up to $1,000,000 (or $2,500,000 for corporations and other entities)

      - civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and

      - civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

      In addition, any violation can be expected to result in serious sanctions by Denver Investment Advisors, including termination of employment.

5     WHO IS A CONTROLLING PERSON?

      Included as controlling persons are Denver Investment Advisors and its members and officers. If you are a member or officer, you have a duty to act to prevent insider trading. Failure to fulfill such a duty may result in penalties as described in Part A, 4, above.

B.    PROCEDURES TO IMPLEMENT POLICY

The following procedures have been established to aid the members, officers and employees of Denver Investment Advisors in avoiding insider trading, and to aid Denver Investment Advisors in preventing, detecting and imposing sanctions against insider trading.

1     IDENTIFYING INSIDE INFORMATION

      Before trading for yourself or others, including Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

      1.1 To whom has this information been provided? Has the information been effectively communicated to the marketplace?

      1.2 Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed?

                                Appendix 3 page 3

2     REPORTING INSIDE INFORMATION

      If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

      2.1 Do not purchase or sell the securities on behalf of yourself or others, including Clients.

      2.2 Do not communicate the information inside or outside of Denver Investment Advisors, other than to a Compliance Committee Member.

      2.3 Immediately advise a Compliance Committee Member of the nature and source of such information, and he/she will provide the necessary information to the Chief Compliance Officer.

      2.4 Depending upon the determination made by the Chief Compliance Officer, you, or you and others may be instructed to continue the prohibition against trading and communication. Alternatively, if it is determined that the information obtained is not material nonpublic information, you may be allowed to trade and communicate the information.

3     PROTECTING INFORMATION

      Members, officers and employees of Denver Investment Advisors shall not disclose any nonpublic information (whether or not it is material) relating to Denver Investment Advisors or its securities transactions to any person outside Denver Investment Advisors (unless such disclosure has been authorized by the Chief Compliance Officer). Material nonpublic information may not be communicated to anyone, including any member, officer or employee of Denver Investment Advisors, except as provided in this Policy. Access to such information must be restricted. For example, access to files containing material nonpublic information and computer files containing such information should be restricted, and conversations pertaining to such information, if appropriate at all, should be conducted in private.

      To avoid unintended disclosures, it is important that all employees take the following steps to safeguard the confidentiality of material and nonmaterial nonpublic information:

      - Do not discuss confidential information in public places such as elevators, hallways or social gatherings;

      - To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard by employees with a business need for being in the area;

      - Avoid use of speaker phones in areas where unauthorized persons may overhear conversations;

                                Appendix 3 page 4

      - Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and to store such documents in secure locations when they are not in use; and

      - Destroy copies of confidential documents in the secure shredding bins if no longer needed for a project unless required to be saved pursuant to applicable recordkeeping policies or requirements.

4     RESPONSIBILITY TO MONITOR TRANSACTIONS

      The Compliance Committee will monitor Client and employee transactions for which reports are received to detect the existence of any unusual trading activities. The Compliance Committee Member will immediately report any unusual trading activity directly to Compliance Committee, which will be responsible for determining what, if any, action should be taken.

5     PRECLEARANCE AND OTHER REQUIREMENTS

      No person to whom this Policy applies may trade, either personally or on behalf of others (including Clients), while in possession of material nonpublic information, nor may such Denver Investment Advisors personnel communicate material nonpublic information to others in violation of the law. Even if information is not deemed to be material nonpublic information, Denver Investment Advisors personnel must nevertheless comply with the other provisions of the Ethics Rules. For example, please refer to Appendix 2 Part C, 1.1 of the Ethics Rules, regarding the preclearance requirement applicable to Access Persons.

6     TENDER OFFERS

      Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Denver Investment Advisors employees and others subject to this Policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

                                Appendix 3 page 5

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

          APPENDIX 4 GIFTS, ENTERTAINMENT AND OUTSIDE EMPLOYMENT POLICY

A.    GIFTS

The following outlines the policy on giving and receiving gifts.

1     GIVEN

      No MEMBER, OFFICER OR EMPLOYEE shall, directly or indirectly, give or permit to be given gifts in excess of $100 per person per year, to existing clients, prospective clients, or any entity that does business with or on behalf of Denver Investment Advisors without the pre-approval by the Chief Compliance Officer. Gifts made to charitable organizations on behalf of a client interest must be reported to Compliance for review.

2     RECEIVED

      No MEMBER, OFFICER OR EMPLOYEE may receive any gift or other thing of value in excess of $100 per person per year from any person or entity that does business or seeks to do business with or on behalf of Denver Investment Advisors or any Client without the pre-approval by the Chief Compliance Officer, provided however, receipt of the following shall not be prohibited:

B.    ENTERTAINMENT

                  - Each member, officer or employee may give or receive an occasional meal, ticket to a sporting event or the theater, or comparable entertainment, which is neither so frequent nor so costly as to raise any question of impropriety if the person or entity providing the entertainment is present.

C.    OUTSIDE EMPLOYMENT

No MEMBER, OFFICER OR EMPLOYEE of Denver Investment Advisors shall be employed by, or accept compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his relationship with Denver Investment Advisors unless such person has provided prompt notice of such employment to the Compliance Committee, and, in the case of securities-related employment or compensation, has received the prior written approval of the Chief Compliance Officer. The ETS Business Positions Report should be submitted at the commencement and updated at the termination of outside employment.

                                Appendix 4 page 1

                   DENVER INVESTMENT ADVISORS LLC ETHICS RULES

                                APPENDIX 5 OTHER

                A. SUPERVISORY AND COMPLIANCE REVIEW PROCEDURES

Supervisory procedures can be divided into two classifications: prevention of violations and detection of violations. Compliance review procedures include preparation of special and annual reports, record maintenance and review, and confidentiality preservation.

1     PREVENTION OF VIOLATIONS

            In an effort to prevent violations of the Ethics Rules, the Compliance Committee Member should, in addition to the procedures previously outlined in the Ethics Rules:

                  1.1 Review and update the Ethics Rules as necessary, at least once annually, including but not limited to a review of the Code by the Chief Compliance Officer and/or counsel;

                  1.2 Answer questions regarding the Ethics Rules;

                  1.3 With such assistance from the Compliance Committee Member, outside counsel, or Human Resources Manager as may be appropriate, maintain a continuing education program consisting of the following:

                        1.3.1 orienting members, officers, and employees who are
                  new to Denver Investment Advisors. The orientation shall include without limitation a discussion of the Ethics Rules,

                        1.3.2 further educating members, officers, and employees
                  by distributing memos or other materials that may be issued by outside organizations such as the Investment Company Institute discussing the issue of insider trading and other issues raised by the Ethics Rules;

                  1.4 Request from all persons upon commencement of services and annually thereafter, any applicable forms and reports as required by the Ethics Rules;

                  1.5 Write letters to securities firms requesting duplicate confirmations and account statements where necessary; and

      1.6 Resolve with the Chief Compliance Oficer issues of whether information received by a member, officer or employee of Denver Investment Advisors is material and nonpublic and determine what action, if any, should be taken.

                                Appendix 5 page 1

2     DETECTION OF VIOLATIONS

      In an effort to detect violations of these Ethics Rules, the Chief Compliance Officer and Compliance Committee Member should, in addition to the procedures previously outlined in the Ethics Rules:

      2.1 Review reports, confirmations, and statements relative to applicable restrictions, as provided under the Code;

      2.2 Spot checks of certain information are permitted as noted under the Code.

3     REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS

      Upon learning of a potential deviation or violation of the Ethics Rules, a Compliance Committee Member should promptly report to the Chief Compliance Officer providing full details and recommendations for further action. The Chief Compliance Officer shall thereafter take such action as deemed appropriate.

4     ANNUAL REPORTS

      The Compliance Committee Member should prepare at least annually a written summary report for the Boards of Directors of any registered investment company for which Denver Investment Advisors serves as investment adviser or sub-adviser. This report shall otherwise be confidential and set forth the following information:

      4.1 Copies of the Ethics Rules, as revised, including a summary of any changes made during the past year;

      4.2 Identification of any violations requiring remedial action during the past year, and the sanctions imposed for each such violation;

      4.3 Recommendations, if any, regarding changes in existing restrictions or procedures based upon Denver Investment Advisor's experience under these Ethics Rules, evolving industry practices, or developments in applicable laws or regulations; and

      4.4 Certification that, in the opinion of the Chief Compliance Officer, the Ethics Rules include such procedures as are reasonably necessary to prevent Access Persons from violating the Ethics Rules.

5     RECORDS

      The Compliance Committee Member is responsible for ensuring that the following records are created and maintained:

      5.1 A copy of the Ethics Rules which are, or at any time within the past five years have been, in effect;

                                Appendix 5 page 2

      5.2 Files for personal securities transaction confirmations and account statements, all reports and other electronic forms submitted pursuant to these Ethics Rules and any other pertinent information;

      5.3   A record of each preclearance;

      5.4 A record of any violation of the Ethics Rules and of any action taken as a result of such violation;

      5.5 A log noting the dates of review, annual update activity and any other information pertaining to implementation of these procedures; and

      5.6 A list of all persons who are, or have been, required to make reports or who are or were responsible for reviewing such reports pursuant to these Ethics Rules.

6     INSPECTION

      The records and reports maintained by the Compliance Committee Member, and the Chief Compliance Officer pursuant to the Ethics Rules shall at all times be available for inspection, without prior notice, by any member of the Management Committee.

7     RECORD RETENTION

      Copies of the records specified in Section 5 above and of memoranda regarding the administration of these procedures shall be maintained by the Compliance Commiteee Member for a minimum of six years. All records listed in Section 5 above shall be kept in an easily accessible place except that the records specified in Section 5.2 need only be kept in an easily accessible place for two years.

8     CONFIDENTIALITY

      All personal information maintained relating to the Code of Ethics shall be considered confidential and proprietary to Denver Investment Advisors and shall be maintained and protected accordingly. Except as otherwise required by law or this Ethics Code no disclosure shall be made about Ethics Code issues. unless approved by the Chief Compliance Officer.

                                Appendix 5 page 3

B.    ROLE OF THE COMPLIANCE COMMITTEE IN COMPLIANCE

One of the roles of the Compliance Committee is to provide an effective mechanism for monitoring compliance with the standards and procedures contained in the Ethics Rules and to take appropriate action at such times as violations or potential violations are discovered.

1     MEMBERSHIP OF THE COMPLIANCE COMMITTEE

The members of the Compliance Committee will be the Advisor Chief Compliance Officer, Funds Chief Compliance Officer and any additional employees determined by the Advisor Chief Compliance Officer

2     COMPLIANCE COMMITTEE MEETINGS

      The Chief Compliance Officer shall review on a quarterly basis or as often as necessary the operations of the Ethics Rules and consider technical deviations from operational procedures, inadvertent oversights, or any other potential violation of the Ethics Rules.

      Deviations alternatively may be addressed by including them in the employee's personnel records maintained by Denver Investment Advisors. Compliance Committee reviews are primarily intended for consideration of the general operation of the compliance program and substantive or serious departures from standards and procedures in the Ethics Rules.

      A Compliance Committee meeting may be attended, at the discretion of the Compliance Committee, by such other persons as the Compliance Committee shall deem appropriate. Any individual whose conduct has given rise to the meeting may also be called upon, but shall not have the right, to appear before the Compliance Committee.

      It is not required that minutes of such Compliance Committee meetings be maintained; in lieu of minutes the Compliance Committee may issue a report describing any action taken. The report shall be included in the confidential file maintained by the Compliance Committee with respect to the particular employee or employees whose conduct has been the subject of the meeting.

      The Compliance Committee will also prepare reports or make copies of minutes available as needed for Directors/Trustees of investment companies advised or sub-advised by Denver Investment Advisors.

C.    GENERAL INFORMATION ABOUT THE ETHICS RULES

The following describes additional information generally applicable to the Ethics Rules.

                               Appendix 5 page 4

1     DESIGNEES

      The Chief Compliance Officer may appoint designees to carry out certain functions pursuant to these Ethics Rules.

2     ENFORCEMENT

      In addition to the penalties described elsewhere in the Ethics Rules, upon discovering a violation of the Ethics Rules, Denver Investment Advisors may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator or disgorgement of any profits realized on certain transactions to the appropriate client(s), or alternatively to a charitable organization, as the Chief Compliance Officer in his sole discretion shall determine. All material violations of the Ethics Rules and any sanctions imposed with respect thereto shall be reported periodically to the Management Committee.

3     INTERNAL USE

      The Ethics Rules are intended solely for internal use by Denver Investment Advisors and do not constitute an admission, by or on behalf of Denver Investment Advisors, as to any fact, circumstance or legal conclusion. The Ethics Rules are not intended to evidence, describe or define any relationship of control between or among any persons. Further, the Ethics Rules are not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Ethics Rules may constitute sufficient cause for Denver Investment Advisors to terminate or otherwise adversely affect such person's relationship with Denver Investment Advisors.

                               Appendix 5 page 5